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                                                                           EXHIBIT 11
                              ORION CAPITAL CORPORATION
                      COMPUTATION OF EARNINGS PER COMMON SHARE
                                     (UNAUDITED)
                  (000s omitted - except for per common share data)


                                               Three Months Ended    Six Months Ended
                                                    June 30,             June 30,
                                               ------------------    ----------------
                                                  1994     1993        1994     1993
                                                  ----     ----        ----     ----
Computation of weighted average number of
  common and equivalent shares outstanding:

 PRIMARY -

  Weighted average number of shares
    outstanding .............................    14,316   14,532      14,335   14,417
  Dilutive effect of stock options ..........       123      145         124      143
                                                -------  -------     -------  -------
  Weighted average number of common and
    equivalent shares .......................    14,439   14,677      14,459   14,560
                                                =======  =======     =======  =======

Net earnings before preferred dividend
  requirements ..............................   $11,567  $13,907     $24,807  $40,060
Preferred dividends .........................         -       27           -      409
                                                -------  -------     -------  -------
Net earnings attributable to common
  stockholders ..............................   $11,567  $13,880     $24,807  $39,651
                                                =======  =======     =======  =======
Net earnings per common share ...............   $   .80  $   .95     $  1.72  $  2.72
                                                =======  =======     =======  =======

FULLY DILUTED

  Weighted average number of shares
    outstanding .............................    14,316   14,532      14,335   14,417
  Dilutive effect of stock options ..........       131      145         131      143
  Conversion of $2.125 preferred stock ......         -        -           -      115
                                                -------  -------     -------  -------
  Weighted average number of common and
    equivalent shares .......................    14,447   14,677      14,466   14,675
                                                =======  =======     =======  =======

Net earnings before preferred dividend
  requirements ..............................   $11,567  $13,907     $24,807  $40,060
Adjustable rate preferred stock dividends ...         -       27           -      407
                                                -------  -------     -------  -------
Net earnings attributable to common
  stockholders ..............................   $11,567  $13,880     $24,807  $39,653
                                                =======  =======     =======  =======
Net earnings per common share ...............   $   .80  $   .95     $  1.71  $  2.70
                                                =======  =======     =======  =======


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